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                                                                    EXHIBIT 10.3


                             STEAM PURCHASE CONTRACT

This STEAM PURCHASE CONTRACT (the "Agreement"), effective as of January 1, 1999, by and between CELANESE CHEMICAL INC., a corporation organized and existing under the laws of the State of Delaware ("Buyer"), and COGENTRIX VIRGINIA LEASING CORPORATION, a corporation organized and existing under the laws of the State of North Carolina ("Cogentrix").

                                    Recitals

         A. Buyer is a manufacturer of chemicals and owns and operates a facility for the production of chemicals located in Portsmouth, Virginia as delineated on the attached Exhibit C ("Buyer's Plant").

         B. Cogentrix is engaged in the business of building and operating cogeneration facilities which produce steam for sale to industrial companies and electricity for sale to regional electric utilities.

         C. Cogentrix wishes to provide Buyer with steam for use in the operation of Buyer's Plant and has entered into certain agreements for the construction, financing and management of a cogeneration plant (the "Cogeneration Facility") located near Buyer's Plant.

                                  Undertakings

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, Buyer and Cogentrix hereby agree as follows:

1.       Construction of Cogeneration Facility.

         A. Cogentrix has constructed the Cogeneration Facility, consisting of six (6) coal-fired



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boilers rated at 157,000 pounds per hour each and two (2) steam turbine generators rated at approximately fifty-five thousand (55,000) kilowatts. The Cogeneration Facility is located within one (1) mile of Buyer's Plant.

         B. All costs associated with the Cogeneration Facility, including without limitation costs associated with engineering, licensing, construction, and operation of the Cogeneration Facility, will be the responsibility of Cogentrix. Buyer's sole responsibilities shall be to provide any easements across its property necessary for the delivery of steam from the Cogeneration Facility to the interconnection point described in Exhibit B hereto, to purchase and accept delivery of steam as hereinafter provided and to comply with its obligations set forth herein.

         C. Buyer will cooperate with Cogentrix and take any actions reasonably requested by Cogentrix, at Cogentrix's expense, to obtain all necessary licenses and permits to construct and operate the Cogeneration Facility and to permit the sale of steam under this Agreement.

2.       Sale of Steam.

         A. Cogentrix shall sell steam to Buyer for use in Buyer's Plant up to a maximum of twenty-one thousand (21,000) pounds of steam per hour at four hundred twenty-five (425) to four hundred thirty-five (435) pounds per square inch gauge ("psig"). Concurrently with this Agreement, Cogentrix is entering into a similar steam purchase agreement ("BASF Steam Contract") with BASF Corporation ("BASF"). The foregoing maximum notwithstanding, Buyer may take such steam in excess of 21,000 pounds per hour at any time that BASF takes such steam in an amount less than 9,000 pounds per hour such that the combined take of the two companies does not exceed at any time 30,000 pounds per hour in the aggregate. So long as Buyer materially complies with the terms and conditions of this Agreement and, subject to the terms hereof, continues to purchase during each Term Year (as defined in Paragraph 7 below) a minimum of 1% of the "total energy output" of the Cogeneration Facility as defined in 18 C.F.R. ss.292.202(i) (the "Total Energy Output") for that Term Year, Cogentrix will deliver the steam at such pressures, at such temperatures and according to such other specifications as set forth in Exhibit A hereto or as are mutually agreed to in writing by Cogentrix and Buyer. It is



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understood that the Total Energy Output may vary from one Term Year to another, but Cogentrix will not, without Buyer's written consent, expand or modify the Cogeneration Facility from the description set forth in Paragraph 1.A. above so as to increase the Total Energy Output in a way that would materially increase Buyer's obligation to purchase steam hereunder. In no event whatsoever shall Cogentrix fail to so deliver steam to Buyer's Plant so long as the Cogeneration Facility is capable of producing such steam and delivering it to Buyer, and Cogentrix shall make no commitment to any customer or other third party that would prevent Cogentrix from complying with such obligation.

         B. Cogentrix has installed and owns such meter as shall be necessary to measure and record the steam delivered and received in accordance with the terms and condition of this Agreement. Meters utilized for this purpose shall meet the specifications and shall be subject to calibration and testing as set forth in Exhibit B hereto.

         C. Except as set forth in Paragraph 2.E below, beginning as of the effective date of this Agreement until December 31, 2008 ("Initial Term") and during any Extension as defined below, subject to the terms hereof Buyer will purchase and accept from Cogentrix the Steam Needs of Buyer's Plant up to the maximum set forth in Paragraph 2.A. above. The "Steam Needs" means all of Buyer's requirements for steam at Buyer's Plant. Buyer may also include in such Steam Needs steam requirements at or in the vicinity of what is as of the effective date for this Agreement Buyer's Plant of any company affiliated with Buyer or of any partnership or other joint venture of which Buyer is a direct or indirect significant participant unless, in Cogentrix's reasonable opinion, such sale could subject Cogentrix to regulation as a public utility. Nothing in this Agreement, however, is to be construed to require Buyer to curtail or alter its operations in any way to purchase steam from Cogentrix.

         D. For the Initial Term and during any Extension, to the extent that Cogentrix is willing and able to sell and deliver steam to Buyer, Buyer will purchase during each Term Year (as defined in Paragraph 7 below) and accept delivery of 1% of the Total Energy Output; provided however that if Buyer's Steam Needs are less than such 1% of the Total Energy Output, at Buyer's request the parties shall cooperate in all reasonable respects to locate an alternative



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purchaser of part or all of such steam on the terms hereof or on other terms satisfactory to Cogentrix and that Buyer's obligation to purchase steam hereunder shall be reduced by such amounts as such alternative purchaser commits to purchase from Cogentrix. Buyer's obligation to purchase and accept delivery of a minimum of 1% of the Total Energy Output of steam delivered in accordance with Exhibit A is otherwise unconditional, except that it shall be relieved to the extent that (i) Force Majeure reduces Buyer's Steam Needs below such 1% of the Total Energy Output or (ii) Cogentrix fails (for any reason including without limitation Force Majeure) to deliver steam to Buyer.

         E. Buyer may on one (1) occasion elect, on at least sixty (60) days' notice to Cogentrix, to reduce Buyer's obligation to purchase, and Cogentrix's obligation to supply, Steam under this Agreement to no more than 1% of the Total Energy Output effective for any of the Term years beginning June 1, 2004 through the end of the Term Year of the Initial Term . Upon such a notice, such obligations shall remain reduced until but no longer than the end of the last Term Year of the Initial Term.

[3.      THIS PARAGRAPH IS INTENTIONALLY OMITTED]

4.       Term.

This Agreement shall become effective as of the date first set forth above and, except as otherwise provided herein, shall continue to and through December 31, 2008 and thereafter for successive two (2) year extension periods ("Extensions") unless and until Cogentrix or Buyer terminates this Agreement effective as of the end of December 31, 2008 or the end of any Extension by giving the other party notice thereof at least two (2) years before the effective termination date.

5.       Breach

         A. Except as set forth in Paragraph 5.B. below, if either party commits a material breach of this Agreement and fails within one hundred eighty (180) days of receipt of a written



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notice thereof from the other party to correct such breach, the non-breaching party may, in addition to all other remedies available to it, terminate all of its obligations under this Agreement accruing thereafter. Such one hundred and eighty (180) day period shall be extended for such time as Force Majeure delays the breaching party's correction of the breach. During such one hundred and eighty (180) day period, however, the obligations of the parties under this Agreement shall not be suspended.

         B. If during any consecutive six (6) months individual interruptions of more than thirty (30) minutes (i) occur more than nine (9) times or (ii) continue for more than one hundred (100) hours in the aggregate (a "Major Steam Interruption"), Buyer shall give Cogentrix written notice thereof. In no event shall an interruption of the type described in Section 26 hereof constitute or count toward a "Major Steam Interruption" under and as defined in this Agreement. Cogentrix shall use its best efforts to reestablish steam supply as promptly as practicable. If within thirty (30) days of the date of such notice Cogentrix has not established to Buyer's reasonable satisfaction that Cogentrix has corrected the cause of the Major Steam Interruption and that no further Major Steam Interruption will occur, Buyer may elect by notice to Cogentrix immediately to permanently reduce its steam purchases hereunder to 1% of the Total Energy Output and generate or obtain the balance of its Steam Needs from other sources, in which case the purchase price for steam delivered hereunder shall thereafter be the lesser of the price that would otherwise be payable in accordance with Paragraph 7.A. hereof or [***] dollars ($[***]) per Term Year. Following such latter notice and during the remainder of the term of this Agreement, Cogentrix shall not provide steam to any party other than Buyer, except to BASF for its superabsorbents plant located in Portsmouth, VA.

Notwithstanding the foregoing, in no event shall Cogentrix willfully cause a Major Steam Interruption or fail to attempt in good faith to correct the cause of a Major Steam Interruption.

In order to assure Buyer that Cogentrix is taking all reasonable steps to prevent a Major Steam Interruption or any other breach hereof, Cogentrix shall obtain Buyer's advance written approval (which shall not be unreasonably withheld) of any and all proposed operators of the Cogeneration Facility.

------------
[***] These portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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         C. If either party creates a condition which would, or which in the reasonable belief of the other party may, make such other party's continued performance of any of its obligations under this Agreement dangerous to life or property, such other party may upon notice to the party that created the condition temporarily suspend the performance of such obligations until it is reasonably assured that the danger has been eliminated.

6.       Force Majeure; Failure to Supply Steam.

         A. As used in this Agreement, "Force Majeure" shall be an event by which either party shall be prevented from delivering, receiving or using steam or otherwise performing its obligations hereunder by reason of or through strike, stoppage of labor (neither party, however, being obligated to settle a labor dispute except on terms acceptable to it), riot, fire, flood, ice, invasion, civil war, commotion, insurrection, military or usurped power, accident, order of any court or authority granted in any bona fide adverse legal proceedings or action, order of any civil authority, explosion, act of God or public enemies, or any other cause reasonably beyond the control of the parties (including Cogentrix's failure to obtain all necessary licenses and permits to construct and operate the Cogeneration Facility after diligent effort by Cogentrix) and not attributable to negligence.

         B. If for any reason (including without limitation Force Majeure, but excluding any Maximum Quantity Exceedance) Cogentrix fails for a continuous period of eight (8) hours to deliver to Buyer steam which meets the quality standards set forth in Exhibit A, Buyer may at its option provide any or all of its Steam Needs, but only during such periods, from alternative sources.

         C. If during the term of this Agreement Force Majeure prevents Cogentrix from producing or delivering steam to Buyer, at Buyer's request upon reasonable notice Cogentrix shall make its best efforts including the contribution of all resources of any kind (including without limitation coal supplies it may have or could purchase) available to it to provide to Buyer the lowest cost energy substitute for the steam Cogentrix cannot deliver to Buyer, provided that



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Buyer shall pay all of Cogentrix's out-of-pocket costs in complying with this paragraph.

         D. Failure of a party to suspend the purchase or sale of steam at any time after the occurrence of grounds therefor, or to resort to any other remedy or to exercise any one or more of such alternative remedies, shall not waive or in any manner affect that party's right later to resort to any one or more of such rights or remedies on account of any such ground then existing or which may subsequently occur. Any suspension of the purchases or sales of steam by the parties shall in no way operate to relieve the parties of liability for services and facilities previously supplied.

7.       Purchase Price.

         A. Until December 31, 2003 and throughout any Extension (as defined in Paragraph 4 above), the price Buyer shall pay Cogentrix for the purchase of steam shall (subject to Paragraph 2.D. above) be determined as follows:

         (1) As used in this Agreement, the term "Term Year" shall mean the period beginning with the effective date set forth at the beginning of this Agreement and ending on December 31 of that calendar year and shall mean any calendar year thereafter during the term hereof.

         (2) The Base Rate of the price per thousand (1,000) pounds of steam delivered per hour shall be the 1988 price of [***] Dollars ($[***]).

         (3) Commencing on the first day of each Term Year until December 31, 2003, new purchase rates for steam shall be computed based on the percentage increase, if any, or decrease, if any, in the Delivered Cost of Coal (as hereinafter defined) from June 1, 1988.

The new purchase rate for steam shall be computed by multiplying the Base Rate times a fraction, the denominator of which shall be the Delivered Cost of Coal for 1988 and the numerator of which shall be the Delivered Cost of coal in effect on the first day of the Term Year for which such calculation is being made. As used herein, the "Delivered Cost of Coal" shall

------------
[***] These portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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refer to the weighted average total price per ton paid by Cogentrix to purchase coal including the weighted average transportation cost per ton for delivery to the Cogeneration Facility, and Cogentrix shall provide to Buyer at Buyer's expense such documentation as Buyer reasonably requests to verify such costs. Notwithstanding the foregoing, no increase in the purchase rate for steam purchased hereunder shall permit the purchase rate to exceed what it would have been had all Term Years' purchase rate adjustments under Paragraph 7.A.(3) been increases of five percent (5%) annually of the rate in effect for each preceding Term Year.

         (4) If Buyer curtails or has no substantial operations at Buyer's Plant for a continuous period of thirty (30) days such that for that Term Year Buyer's Steam Needs are less than 1% of the Total Energy Output, Buyer shall not be relieved of its obligations hereunder except that, notwithstanding Paragraph 7.A. above, the maximum payment to Cogentrix for all steam purchased hereunder during that Term Year shall be (i) the price set forth above for such quantities of steam equal to Buyer's Steam Needs for that Term Year plus (ii) [***] Dollars ($[***]).

         B. From January 1, 2004 through December 31, 2008:

         (1) The purchase rate for all steam supplied in each Term Year up to 1% of the Total Energy Output shall be the lesser of (i) the purchase rate determined in the manner described in Paragraph 7.A.(3) above or (ii) the lowest cost available to Buyer for itself generating steam or purchasing steam from third parties; provided, however, that the purchase rate for all steam (if any) in excess of Buyer's Steam Needs up to 1% of the Total Energy Output shall not exceed [***] Dollars ($[***]). (2) The purchase rate for all steam supplied in each Term Year in excess of 1% of the Total Energy Output for that Term Year, shall be determined in the manner described in Paragraph 7.A.(3) above.

8.       Resale of Steam.

         Buyer shall not resell any steam provided by Cogentrix pursuant to this Agreement, except that Buyer may, upon one (1) month's notice to Cogentrix, resell (i) steam to supply the


------------
[***] These portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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steam requirements referred to in the-next to last sentence of Paragraph 2.C.
hereof and (ii) any quantities of steam that Buyer is required to purchase under Paragraph 2.D. hereof that are in excess of its Steam Needs; provided, however, that Buyer may not resell steam if Cogentrix reasonably determines, and notifies Buyer, that such resale could subject Cogentrix to regulation as a public utility.

9.       Interconnection with Buyer's Plant.

         A. Cogentrix shall be responsible for all required auxiliary equipment and systems required to supply steam to the point of interconnection with Buyer's Plant as indicated in Exhibit B, which shall be the point at which delivery of, and risk of loss with respect to, the steam shall pass from Cogentrix to Buyer. The meter or meters shall be located at this point of interconnection. Cogentrix will supply and maintain, at its cost, all piping systems between the Cogeneration Facility and the interconnection point with Buyer's Plant specified on Exhibit B hereto.

         B. Buyer will be responsible for the construction, operation and maintenance, at its cost, of the piping and other equipment and apparatus to be located in Buyer's Plant and required to receive the delivery of steam from the Cogeneration Facility to Buyer's Plant at the point of interconnection.

         C. Both Buyer's and Cogentrix's interconnection facilities shall be designed to accepted engineering standards. Buyer and Cogentrix shall cooperate in determining appropriate and compatible equipment specifications for interconnection facilities; provided, however, notwithstanding anything to the contrary herein, Buyer shall not be responsible for any damage to Cogentrix's boiler system due to demand from Buyer's systems.

10.      Service Interruptions.

Cogentrix shall exercise all reasonable effort to provide a continuous supply of steam to Buyer. In this connection Cogentrix shall consult with Buyer on a regular basis and to schedule to the



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extent reasonably possible all routine boiler maintenance to coincide with periods of time when Buyer's Plant is closed or Buyer's steam needs are reduced. Cogentrix further shall endeavor, to the best of its ability, to keep at least one boiler in operation at all times when Buyer's Plant is requiring steam. Notwithstanding the foregoing, the terms of this paragraph shall be subject to Paragraph 5.A., but Cogentrix shall not be liable for any loss or damage resulting from such failure, interruption, reduction or suspension of service which is due to Force Majeure or where in Cogentrix' s reasonable opinion the continuance of delivery of steam from the Cogeneration Facility would endanger persons or property.

11.      Billings.

Cogentrix will bill Buyer on a monthly basis for the steam purchased by Buyer during the previous month. Payment for such invoices shall be made by Buyer within thirty (30) days after receipt of invoices. Payments made thereafter shall be subject to a late payment charge on the unpaid amount of such invoice of 1 1/2% per month.

12.      Assignment of Agreement.

         A. This Agreement shall be transferred and assigned by Buyer to any person or entity purchasing or leasing Buyer's Plant, and, as a condition to any such purchase or lease of Buyer's Plant, Buyer will cause such purchaser or lessee to agree to be bound in accordance with the terms hereof; in such event and unless otherwise agreed, Buyer shall remain responsible to Cogentrix with respect to any successor's compliance with Paragraph 2.D. hereof, but only to the extent Buyer itself is obligated pursuant to said paragraph.

         B. Cogentrix shall have the right to assign its rights and duties under this Agreement, either as collateral security or to another entity created in connection with the financing arrangements entered into by Cogentrix, by notifying Buyer of such assignment. In the event of any such assignment, Cogentrix shall remain liable for performance hereunder. Buyer has executed a Consent and Agreement concurrently with the execution of this Agreement for the purpose of consenting to such assignment by Cogentrix and agrees to execute such additional



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documents as may be necessary to further evidence such consent.

         C. Subject to the foregoing, this Agreement shall not otherwise be assignable by either party without the other party's written consent (which shall not be unreasonably withheld) but it shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.

13.      Access to Premises.

The duly authorized agents of Cogentrix shall have the right of ingress and egress to Buyer's Plant, upon reasonable notice and at all reasonable hours, accompanied by Buyer's designated employee or agent, for the sole purpose of reading steam delivery meters, inspecting Cogentrix's apparatus and equipment, changing, exchanging, or repairing Cogentrix's property in Buyer's Plant, or removing such apparatus and equipment at the time of, or any time after, suspension of purchases under, or termination of, this Agreement. Cogentrix shall cause its employees and representatives while on Buyer's premises to be subject to and comply with all of Buyer's rules and regulations, including without limitation rules pertaining to employee solicitation, distribution of pamphlets, booklets, or literature, sale or products, collection of money, and employee safety. Buyer shall protect Cogentrix's apparatus and equipment in Buyer 's Plant, and except in the case of an emergency, shall permit no one but Cogentrix's agents to handle such apparatus and equipment. In the event of any loss of or damage to such apparatus or equipment of Cogentrix caused by or arising out of carelessness, neglect or misuse by Buyer or its employees or agents, any loss or damage resulting to Cogentrix shall be paid by Buyer. Likewise, in the case of any damage to Buyer's Plant or equipment caused by Cogentrix's employees or agents while on Buyer's premises such loss or damage shall be paid by Cogentrix. Cogentrix shall, and shall cause its employees, subcontractors and agents to, keep confidential and not disclose to third parties Buyer's confidential information, which includes but is not limited to manufacturing facilities, operation, processes and equipment observed or discussed while on Buyer's premises or otherwise disclosed in connection with this Agreement.





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14.      Cogentrix Compliance with Rules and Regulations.

Cogentrix warrants and represents that throughout the term of this Agreement and any renewals thereof the Cogeneration Facility shall operate in compliance with all federal, state and local statutes, ordinances, rules and regulations including but not limited to statutes, ordinances, rules and regulations pertaining to human safety, protection of property, and protection of the environment.

15.      Indemnification.

         A. Cogentrix shall defend, indemnify and hold harmless Buyer, its officers, directors, employees and agents from and against any liability, claim, injury (including death resulting therefrom) , property damage, cost or expense, fine, penalty or assessment by any public agency, including reasonable attorneys' fees, directly or indirectly related to, associated with, arising from, or caused by (i) the operation of the Cogeneration Facility, or (ii) carelessness, neglect or misuse by an employee, agent or contractor of Cogentrix while on Buyer's Plant. In no event shall Cogentrix be liable for damages to Buyer's product in excess of one million dollars ($l,000,000) or such greater amount as the parties may hereafter agree upon.

         B. Buyer shall defend, indemnify and hold harmless Cogentrix, its officers, directors, employees and agents from and against any liability, claim, injury (including death resulting therefrom), property damage, cost or expense, fine, penalty or assessment by any public agency, including reasonable attorneys' fees, directly or indirectly related to, associated with, or arising from defective construction by Buyer or its contractors, Buyer's defective steam transportation equipment or utilization equipment or Buyer's improper or careless use of steam on Buyer's side of the point of interconnection between the Cogeneration Facility and Buyer's Plant.

         C. Neither party shall be liable to the other party for lost profits howsoever caused.



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16.      Shutdowns.

In the event that any pollution control equipment in the Cogeneration Facility malfunctions, subject to Paragraph 5.A., Cogentrix will shut down the operation of the boiler related to such pollution control equipment if such malfunction results in higher than government permitted levels of air pollutants. Cogentrix will undertake the repairs of such malfunctioning equipment as expeditiously as possible and will not begin operations of such boiler until there has been full compliance with all governmental clean air regulations.

17.      Insurance.

Cogentrix shall, at no expense to Buyer provide and keep in force (or cause to be provided and kept in force), during the term of this Agreement, comprehensive general liability insurance in an insurance company or companies selected by Cogentrix, and reasonably satisfactory to Buyer (provided that Buyer's approval shall not be unreasonably withheld) in the amount of at least ten million dollars ($10,000,000) combined single limit with respect to injury or death to one or more than one person in any one accident or other occurrence and with respect to damages to property. Such policy or policies shall include Buyer as a named insured. Cogentrix shall deliver certificates of such insurance to Buyer at the beginning of the term of this Agreement and thereafter not less than thirty (30) days prior to the expiration of any such policy. Such insurance shall be non-cancelable without thirty (30) days' written notice to Buyer.

18.      Taxes.

In the event that any severance or similar tax, or any federal, state or local tax or fee assessed on sales of steam by Cogentrix to Buyer, other than taxes levied on or measured by the income of Cogentrix, shall be levied upon the sale and delivery of steam to Buyer pursuant to this Agreement, the amount of such tax or fee shall be added to the next billing statement rendered to Buyer and Buyer shall pay such amount in full.




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19.      Governmental Restrictions.

In all matters pertaining to the subject matter of this Agreement, both parties shall exert their best efforts to comply with all of the applicable rules and regulations of all governmental agencies having control over either of them.

20.      Counterparts, Amendments.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when executed and delivered shall be an original but all such counterparts shall constitute but one and the same instrument. This Agreement may not be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by each of the parties hereto. Any failure by either party to enforce any provisions hereof shall not constitute a waiver by that party of its right to subsequently enforce the same or any other provision hereof.

21.      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

22.      Governing Law.

This Agreement is executed and delivered in the State of Virginia and shall in all respects be governed and construed in accordance with the laws of the State of Virginia including all matters of construction, validity and performance.



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23.      Further Assurances.

Each party hereby agrees to execute and deliver all such instruments and documents and to take all such actions as the other party may from time to time reasonably request in order to effectuate fully the purposes of this Agreement.

24.      Notices.

All notices and other communications hereunder shall be in writing and shall become effective, if sent by first class certified or registered mail with postage prepaid and return receipt requested, three days after deposit in the mails, or when received (whichever is earlier), and shall be directed (a) if to Buyer, at Celanese Chemical Inc., 1601 West LBJ Freeway, P.O. Box 819005, Dallas, Texas 75381-9005 , Attention: General Counsel; with a copy to Celanese Chemical Inc., 3230 W. Norfolk Rd., Portsmouth, Virginia 23703, Attention: Joe Saibaitis, (b) if to Cogentrix, to Cogentrix Virginia Leasing Corporation, 9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273; with a copy to Cogentrix Virginia Leasing Corporation, One Wild Duck Lane, Portsmouth, Virginia 23703,
Attention: Frank Harrison, or (c) to such other address as any such person may designate by notice given to the other party hereto.

25.      Paragraph Headings.

Paragraph headings in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

26.      Exceedance of Maximum Hourly Steam Quantity.

Notwithstanding anything to the contrary in this Agreement, so long as Cogentrix is in compliance with its obligation to provide an aggregate of 30,000 pounds of four hundred twenty-five (425) to four hundred thirty-five (435) psig steam per hour to Buyer and BASF as more specifically set forth in Section 2.A. of this Agreement, Cogentrix shall have no liability to the Buyer for any failure to deliver steam or interruption in the delivery of steam to Buyer's Plant



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pursuant to this Agreement to the extent that such failure or interruption is cause by or arises from (a) the Buyer at any time taking steam in excess of the maximum amount of steam (in pounds per hour) that the Buyer is then permitted to take pursuant to Section 2.A. of this Agreement, or (b) BASF at any time taking steam in excess of the maximum amount of steam (in pounds per hour) that BASF is then permitted to take pursuant to Section 2.A. of the BASF Steam Contract (in each case, a "Maximum Quantity Exceedance").

           In witness whereof, this Agreement is executed by the duly authorized officers of the parties, pursuant to the authority vested in them by the lawful action of their boards of directors, to be effective the date and year first above written.

CELANESE CHEMICAL INC.
By: /s/ Joe Sabaitis
    ----------------------------------
Title: Site Director
       -------------------------------

COGENTRIX VIRGINIA LEASING CORPORATION
By: /s/ C. A. Holcomb
    ----------------------------------
Title: Vice President Operations
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                                   PORTSMOUTH
                                    EXHIBIT A

The term "steam" shall mean dry saturated steam at a pressure at the point of interconnection as provided in Paragraph 9.A. of four hundred and twenty-five
(425) psig, plus ten (10) psig and minus zero (0) psig. Seller will provide sufficient pressure to deliver this steam to Buyer's using locations at no less than 400 psig. All steam shall have a total solids content not in excess of three parts per million, as determined in accordance with Method A of the latest published edition of "Methods of Testing for Suspended and Dissolved Solids in Industrial Waters," by the American Society for Testing Materials, or a similar method embodying the same essential principles of that specification. The quality of the steam delivered shall not be less than 99.0% (no more than 1% moisture), and shall have a maximum of 25(degree)F. superheat.




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                                   PORTSMOUTH
                                    EXHIBIT B

           Cogentrix agrees to provide and maintain a suitable steam flow, pressure recording and totalizing meter at the point of interconnection referred to in Paragraph 9.A. so as to record the steam delivered to Buyer's Plant. Buyer shall have the right to approve the meter installed at the point of interconnection. Buyer shall have the right, subject to its discretion, to provide and maintain its own steam flow, pressure recording and totalizing meter as close as practicable to the point of interconnection so as to provide its own independent record of steam used by the Buyer.

           Either party shall be entitled to inspect and approve any metering device installed by the other party for measuring the flow and pressure of steam as described above.

           Either party shall be entitled to have a representative present to observe the meter or meters each month at the time consumption is recorded for billing and may, in addition, inspect the meter charts at other times with prior notice to the owner of the meter.

           If either party disputes a meter 's accuracy or condition, it shall so advise the owner of the meter in writing. The owner of the meter shall, within thirty (30) days after receiving such notice advise the disputing party in writing as to its position concerning the meter's accuracy and reasons for taking such position. If the parties are unable to resolve their disagreement through reasonable negotiations, then either party may engage an unaffiliated third party to test the meter. Should the meter be found in good order, the disputing party shall bear the cost of inspection; otherwise the cost shall be borne by the owner. Any repair or replacement shall be made at the owner's expense as soon as practicable, based on the third party's report.

           In the event a meter error is discovered, the following conditions shall apply:

           1. If the error in measurement does not exceed 2%, no adjustment in previous billing shall be made.



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           2. If the meter error exceeds 2%, an adjustment in previous billings will be made equivalent to one-half (1/2) of the percentage difference in meter correction for the second half of the period since the previous meter check, but in no case for a period greater than three months prior to the date the error was discovered.


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